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Exhibit to Coleman 10-K
Exhibit # 10.81

                                                             EXECUTION COPY


                            THE COLEMAN COMPANY, INC.



February 28, 1997


Mr. Michael N. Hammes
2720 Castle Glen Court
Castle Rock, Colorado  80104


Dear Mr. Hammes:

      This letter is intended to fully settle all of our differences arising out of or relating to your employment with The Coleman Company, Inc. ("Coleman") and the "Company" (as hereinafter defined) and your separation from such employment.

      You will continue to serve the Company until your "Severance Date," which means February 28, 1997. On your Severance Date you will, by our mutual agreement and consent, cease to be an employee and director of the Company. Certain amounts will become payable to or in respect of you, and you will be entitled to certain rights and benefits, on account of your separation from the Company's employ, as described below.

      The term "Severance Period" as used in this Agreement means the period from the Severance Date through February 28, 1999, or if earlier, the end of the month in which your death occurs.

      1.   SALARY, SEVERANCE, UNEMPLOYMENT COMPENSATION:

           (a) Through the Severance Date, you will be paid a monthly salary at your current annual rate of $700,000 and you will be entitled to continue to participate in all retirement, health and other fringe benefit plans in which you currently participate on a basis equivalent to Company executives of similar stature.

           (b) During the Severance Period, Coleman will make severance payments to you at the rate of $700,000 per year, payable monthly in arrears, beginning March, 1997 and ending with the payment for the last month of the Severance Period.
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                                                                            2

           (c) If you apply for, and are awarded, unemployment compensation benefits during the Severance Period, your compensation specified in Section 1(b) will be reduced by the amount of unemployment compensation you receive. The decision to apply for state unemployment compensation is your own.

      2.   SPECIAL PAYMENTS:

           (a) Coleman will pay you $450,000 eight days after the execution of this Agreement, and an additional $450,000 on the last day of the Severance Period, subject to applicable withholding, provided that you have not exercised your right to revoke the ADEA Release (as defined herein) as provided in Section 16(b). It is understood that any payment made under this Section 2(a) shall be a special inducement to you not to revoke such release.

           (b) Coleman will transfer to you title, free and clear of all liens and encumbrances, to the Porsche Carrera which is currently in your possession as soon as practicable after the execution of this Agreement. After the Severance Date you will be responsible for all future payments and expenses incurred in connection with such automobile, including insurance.

           (c) Coleman agrees to assign to you its rights and obligations under the Lease, effective January 1, 1995, between Coleman and William N. Johnson, as amended, and you agree to accept such assignment. You acknowledge that you will be responsible for all future payments, expenses and liabilities in connection therewith from and after the Severance Date, including but not limited to the annual rental payments due and payable after the Severance Date.

           (d) After the Severance Date, you agree to be responsible for payment of any future dues and membership fees with respect to any clubs of which you are a member, including but not limited to Maroon Creek Club, Castle Pines, Stillroven Farms and Wichita Country Club. Coleman will use its best efforts to transfer, as soon as practicable and at your expense, any corporate club membership to an individual membership in your name.

           (e) Eight days after execution of this Agreement, Coleman shall pay to Butzel Long P.C. the sum of $25,000 in
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                                                                            3

                   partial reimbursement of your legal fees incurred in the negotiation and preparation of this Agreement provided that you have not exercised your right to revoke the ADEA Release (as defined herein) as provided in Section 16(b). It is understood that any payment made under this Section 2(e) shall be a special inducement to you not to revoke such release.

      3.   PENSION BENEFITS:

           (a) THE NEW COLEMAN COMPANY, INC. RETIREMENT PLAN FOR SALARIED EMPLOYEES (THE "PENSION PLAN")/THE COLEMAN TAX-QUALIFIED 401(K) PLAN (THE "401(K) PLAN") (COLLECTIVELY, THE "QUALIFIED PLANS").

                   You will continue to accrue service credit as an active employee through the Severance Date for all applicable purposes under the Qualified Plans and you will continue to be eligible to make contributions and have contributions made on your behalf as an active employee pursuant to the terms of the Qualified Plans.

                   After the Severance Date you will no longer be an employee of the Company and you will no longer accrue service credit or have contributions made on your behalf under the Qualified Plans. You will be entitled to all benefits accrued, to the extent vested, under the Qualified Plans in accordance with the terms of the Qualified Plans.

           (b)  OTHER RETIREMENT PLANS.

                   You are a participant in certain "nonqualified" retirement plans including, but not necessarily limited to, the New Coleman Holdings, Inc. Excess Benefit Plan and the Coleman Company, Inc. Consolidated Supplemental Retirement Plan (the "Nonqualified Plans"). In lieu of any benefits to which you, your spouse or beneficiary may be entitled under the Nonqualified Plans, Coleman agrees to pay you a pension of $14,583.33 per month, beginning on March 1, 1999 and ending with the payment for the month in which your death occurs. Alternatively, you may elect in a separate notice to Coleman in accordance with the notice provisions set forth herein, on or before December 31, 1998, to receive this benefit in the form of an actuarially equivalent 100% joint and
                   survivor annuity rather than as a lifetime annuity. If you elect the 100% joint and survivor annuity: (a) your
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                   monthly benefit will be $12,565 and after your death, if your current wife survives you, she will be paid a pension beginning in the month following your death for the rest of her life in a monthly amount equal to 100% of the monthly amount you were receiving prior to your death; and (b) if your spouse dies after March 1, 1999, no adjustment shall be made to the amount of pension you were receiving. If (x) you die before March 1, 1999, (y) your current wife survives you, and (z) she was still married to you immediately before your death, in lieu of the foregoing, Coleman will pay her a pension of $87,500 per annum, to be paid in equal monthly amounts beginning on the first of the month after the month of your death and ending with the payment for the month which includes her death. Whether you elect to receive payments in the form of a life annuity or a 100% joint and survivor annuity shall be your decision and shall not require notice to, or the consent of, any other person (including your spouse).

      4.   VACATION:

      As soon as practicable after your Severance Date, you will be paid for any unused accrued vacation in accordance with the Company's regular policies.

      5.   MEDICAL AND WELFARE BENEFITS:

           (a) Through the last day of the Severance Period, you will continue to be eligible to participate in Coleman's medical program available to Coleman's senior-most executives. You and the Company acknowledge that, after the end of the Severance Period you will be eligible to participate in Coleman's "Basic" Retiree Medical Program (available to employees who retire at or after age 55 with one year of service) until you reach age 65, at which time you will be eligible to participate in Coleman's Retiree Medical Program applicable to employees after age 65. You acknowledge that you will not at any time be eligible to participate in Coleman's "Special" Retiree Medical Program (available to employees who retire at or after age 55 with ten years of service). Notwithstanding the foregoing, or any other provision of this Agreement, Coleman shall not be required to continue to provide any of its Retiree Medical Programs, at their current rate of benefits or otherwise; you acknowledge that you shall be entitled only to such coverage, if any, as is provided to similarly situated retired employees from time to time.
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                                                                            5

                   Through the Severance Date, you will continue to be eligible to participate in the Company's other welfare programs (including group life insurance) available to Coleman's senior-most executives.

                   If you engage in regular employment after the Severance Date (whether as an executive or as a self-employed person), any employee welfare benefits received by you or your spouse in consideration of such employment which are similar in nature to the employee welfare benefits provided by Coleman will relieve Coleman of its obligation under this Section 5 to provide comparable medical or other welfare benefits to the extent of the benefits so received. You will promptly notify Coleman of your receipt of any such benefits.

           (b) After the Severance Date, neither you nor your spouse will be eligible to participate in any Company medical or welfare plans except as provided above, and such coverage shall be in lieu of coverage otherwise available to either you or your spouse under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or any other applicable continuation of coverage laws. The benefits provided by this Section 5 shall be contingent on the execution by you and your spouse of such acknowledgments of the foregoing, including any waivers of your and your spouse's rights under COBRA, as the Company may reasonably request, including a waiver in the form of Attachment B.

      6.   DISABILITY, AD&D AND LIFE INSURANCE COVERAGE:

      Short-term disability, long-term disability and Accidental Death and Dismemberment coverage ("AD&D"), will be provided by Coleman as currently in effect and will end on the Severance Date, except with respect to the so-called GRIP life insurance policy provided to you, for which no additional premiums shall be paid by Coleman after the Severance Date but with respect to which you may continue to maintain. You will not be required to reimburse Coleman for any premiums heretofore paid by Coleman with respect to such policy. You acknowledge that you are the owner of such policy with a current coverage amount of $3,100,000 and that the coverage amount of such policy will be reduced to $2,700,000 unless you take and satisfactorily pass a physical examination in accordance with the requirements of such policy. You may determine to keep or to cancel such policy, in your discretion.
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      7.   STOCK OPTIONS:

      With respect to the options to purchase shares of Coleman ("Stock Options") previously granted to you: the Stock Options granted to you in December 1996 shall expire immediately on the Severance Date, one half of the Stock Options granted to you in December 1994 shall be immediately exercisable on the Severance Date and one half of the Stock Options granted to you in December 1994 shall expire immediately on the Severance Date and all of the Stock Options granted to you in 1993 and 1995 shall be immediately 100% exercisable on the Severance Date. All Stock Options that have not expired on the Severance Date in accordance with the preceding sentence shall expire 90 days after the Severance Date or, if earlier, the otherwise scheduled expiration date of such Stock Options.

      Notwithstanding anything to the contrary in the agreements governing the Stock Options, you agree that: if you wish to exercise a Stock Option, you will provide Coleman with written advance notice (in the manner described in Section 23 of this Agreement) stating your intention and identifying an option exercise date at least seven days after the date that such advance notice is received by Coleman; within three days after the receipt by Coleman of any such advance notice, Coleman may in its sole discretion determine to pay you cash in lieu of allowing you to exercise some or all of the Stock Options with respect to which you have provided such advance notice of intention to exercise; if Coleman determines to exercise its rights under this Section 7, Coleman shall provide to you, within such three day period, a written notice identifying the Stock Options as to which Coleman has determined to so exercise its rights and the number of shares under each such Stock Option as to which Coleman has so determined to exercise its rights; any such cash payment shall be paid to you within five days after the option exercise date set forth in your advance notice; and the amount of such cash payment shall (on an option-by-option basis) equal (i) the number of shares to which you would otherwise would have become entitled (the "Shares") on exercise of the Stock Option in respect of which Coleman has determined to exercise its rights under this Section 7, multiplied by (ii) the closing price of a Share on the New York Stock Exchange on the date on which you would have exercised your Stock Option (but for Coleman's exercise of its rights under this Section 7) minus the per share exercise price of such Stock Option.

      8.   OFFSET:

      If there shall ever be any amount due to the Company on account of claims which are not covered by the release provided herein, the Company shall be entitled to offset against any amount payable to or in respect of you hereunder, any sums owed by you to the Company; provided that any such offset shall be made only at the direction of an arbitrator conducting an arbitration pursuant to Section 27 of this Agreement.
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      9.   WAIVER, MUTUAL RELEASE, ETC.:

           (a) You release and discharge the Company from any and all charges, claims and causes of action of any kind, whether known or unknown and whenever arising, including, but not limited to, all claims arising at any time, directly or indirectly, out of your employment or the termination of your employment with the Company, PROVIDED, HOWEVER, that you do not waive, and such released claims shall not include, any of your rights to receive payments and benefits under this Agreement or otherwise enforce this Agreement.

           (b) You realize there are many laws and regulations prohibiting employment discrimination pursuant to which you may have rights or claims. These include, without limitation, the Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act, as amended; the Civil Rights Act of 1991; 42 U.S.C. 1981, as amended; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; and various other federal, state and local human rights laws. You also understand there may be other statutes and laws of contract and tort, otherwise relating to your employment.
                   By signing this Agreement you acknowledge that you intend to waive and release any rights known or unknown you may have under these laws, as provided in paragraph 9(a) (subject to your limited rights under Section 16(b)).

           (c) You have not filed, nor will you initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to your employment or the resignation thereof (each individually a "Proceeding"), nor will you participate in any Proceeding, in each case, except as required by law. You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. You waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). You understand that by entering into this Agreement, you will be limiting the availability of certain remedies that
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                                                                           8


                   you may have against the Company and limiting also your ability to pursue certain claims against the Company.

           (d) The Company forever releases you, your family, your estate, your agents, successors and assigns from any and all claims, demands, causes of action, controversies, agreements, promises and remedies, in connection with or in relationship to your capacity as an employee or officer or director of the Company, whenever arising, whether known or unknown, PROVIDED, HOWEVER, that the Company does not release any of its rights arising under this Agreement.

           (e) As referred to in this Agreement, the Company includes any or all of Coleman, its subsidiaries and other affiliates, divisions, respective successors and assigns, the directors, officers, representatives, shareholders, agents, employees of any of them and, in the case of individuals, their respective heirs and personal representatives. References in this Agreement to a person's employment include not only common law employment but also service as a director or other service as an independent contractor.

      10.  COOPERATION; NO RE-EMPLOYMENT:

           (a) In consideration of the payments to be made under Section 1(b) and the other provisions of this Agreement, during the Severance Period you agree to make reasonable efforts to cooperate with the Company, if requested by Coleman, in the handling or investigation of any administrative charges, government inquiries or lawsuits involving the Company that relate to matters that arose while you were an employee or director of the Company and to consult with the Company and its advisors, as reasonably requested, on business inquiries related to any such matters. The Company will reimburse you for any reasonable out-of-pocket expenses you incur by reason of such cooperation.

           (b) You agree that you will not, at any time, reapply for employment with the Company in any capacity. You expressly waive any right or claim you may have for employment or reemployment with the Company. You covenant that you will not bring any suit or claim against the Company should you seek to obtain employment with the Company in the future and are denied such employment and you agree that this release shall be a
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                                                                            9


                   complete bar to your entitlement to any legal, equitable, or administrative relief based upon any such denial of employment.


      11.  DOCUMENTS, NON-SOLICITATION AND CONFIDENTIALITY:

           (a) Promptly following the Severance Date, you agree to return to the Company all originals and copies of papers, notes, and documents (in any medium, including computer disks), whether Company property or not, prepared, received or obtained by you or your counsel during the course of your employment with the Company, and all equipment and property of the Company which may be in your possession or under your control, whether or not relating to the claims released hereby, including all such papers, work papers, notes, documents and equipment in the possession of your family and counsel. You agree that you, your family and counsel shall not retain copies of any such papers, work papers, notes and documents. Notwithstanding the foregoing, you may keep copies of any employment or benefits agreements between you and the Company, this Agreement, any publicly filed materials and any employee benefit plan and stock option plan materials distributed generally to participants in any such plan by the Company.

           (b) You also agree that during the Severance Period you will not solicit, entice or encourage any employee or officer of the Company, or any independent contractor, to terminate his or her relationship with the Company or to initiate or to threaten to initiate any legal process against the Company, and you shall not approach any such person for such purposes or authorize or knowingly approve the taking of such actions by any third party.

           (c) As a senior executive of the Company, you acknowledge that you have had access to proprietary information of the Company and confidential information regarding the Company, its personnel policies and its personnel. You agree that you and your spouse will hold, and that you will use your best efforts to cause your family and counsel to hold, all such information in a fiduciary capacity for the benefit of the Company and you will not disclose to any third party or use for your or their benefit or that of any third party, any such information except to the extent
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                                                                            10

                   required by law or agreed to by the Company. Without limiting the foregoing, you agree that you will not at any time divulge to any other entity or person any confidential information acquired by you concerning the Company's financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding customers or customer lists, any information regarding personal matters of any shareholders, directors, officers, employees or agents of the Company or their respective family members, any information concerning this Agreement or the terms thereof, or any information concerning the circumstances of your employment with and the termination of your employment from the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its shareholders, directors, officers, employees or agents or their respective family members, except in each case information which is required to be disclosed by court order, subpoena or other judicial or governmental administrative process. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In addition to any and all other remedies available to the Company for any violation of this Section 11(c), you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts. In the event that you are required to make disclosure under any court order, subpoena or other judicial or governmental administrative process, you will promptly notify the Company, take all reasonable steps (at the Company's expense) requested by the Company to defend against the compulsory disclosure and permit the Company to participate with counsel of its choice and at its expense in any proceeding relating to the compulsory disclosure. You acknowledge that all information the disclosure of which is prohibited by this Section is of a confidential and proprietary character and of great value to the Company.

           (d)     Nothing in this Agreement is intended to prevent you from
                   (x) using on your behalf your general knowledge or experience in any area of professional activity, whether or not involving your service with the Company; (y) referring to your performance of services for the Company as descriptive of your abilities and qualifications for employment or engagement by any other person; or (z) disclosing (on a confidential basis) information concerning the financial terms of this Agreement to your legal or tax advisors, or members of your immediate family.

           (e) Coleman agrees that it will not, and it will use reasonable efforts to cause the senior executive officers and directors of Coleman and New Coleman Holdings, Inc. to not, at any time denigrate you, in connection with your employment or otherwise, through adverse or disparaging communication, written or oral, whether true or not, including without limitation, the expression of personal views, opinions or judgments. The preceding sentence shall not apply to any communication or disclosure which is required to be made by court order, subpoena or other judicial or governmental administrative process.

      12.  INVENTIONS; NONCOMPETITION:

           (a) All inventions, whether or not patentable, conceived or developed by you, alone or with others, during your employment by the Company are the property of the Company and have been or will be promptly and fully disclosed by you to the Company. You will perform all necessary acts to vest title fully to any such invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such inventions.

           (b) For a period of six months following the Severance Date, you will not serve as officer, director or employee or be associated in any other capacity with any corporation, partnership or other entity or person which is a competitor of the Company, its subsidiaries, or affiliated corporations or entities. During such period you will have no financial interest in any corporation, partnership or other entity which is a competitor of the Company, its subsidiaries, or affiliated corporations or entities, except participation solely as a stockholder owning not more than 5% of the outstanding shares of a publicly owned business.

      13.  REMEDIES:

           (a) You agree that disgorgement is not a complete or adequate remedy at law and the Company will be entitled, in addition to any other right and remedy it may have at law or in equity related to breaches of this Agreement, including, without limitation, disgorgement, to an injunction, without the posting of any bond or other security, enjoining or restraining you from any violation or threatened violation thereof.

           (b) Without denigrating the importance or materiality of the other provisions of this Agreement, you acknowledge and agree that the provisions of Sections 10(b) and 11(c) are material and any breach of them would be a material breach of this Agreement and shall, in addition to claims for damages and any other remedy available under this Agreement, cause a recoupment and/or forfeiture of $1 million of past and future payments under Section 1(b), all without abrogating the release granted herein.

      14.  NO ADMISSIONS:

      Neither this Agreement nor any actions taken pursuant to them shall in any event be construed as or deemed to be evidence of an admission or concession by any party on any matter leading up to this Agreement. In addition, neither the fact of this Agreement nor any of its provisions shall be offered or received in evidence in any action or proceeding as an admission or concession of liability or wrongdoing by any party or for any other purpose.

      15.  NON-WAIVER OF VESTED OR LEGAL RIGHTS; NON-RETALIATION:

      In the event you do not sign this Agreement, you should understand that you will still receive the benefits to which you are legally entitled under the Company's benefit plans and/or applicable law (like COBRA).

      16.  ADDITIONAL ACKNOWLEDGMENTS; LIMITED REVOCATION:

           (a) You acknowledge that you have been given twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement. You acknowledge that you have read this Agreement carefully, have been advised to consult an attorney and any other advisors of your choice, and fully understand that by signing below you are giving up certain rights which you may have to sue or assert a claim against the Company. You acknowledge that you have not been forced or pressured in any manner whatsoever to sign this Agreement and you agree to all of its terms voluntarily.

           (b) You shall have seven days from the date of this Agreement to revoke the release (the "ADEA Release") you are giving in
                   Section 9(a) and (b), but only to the extent it relates to any claim you may have arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). If you revoke such release, you will be deemed not to have released any claim arising under ADEA, you shall not be entitled to the payments described in Sections 2(a) and 2(e) and you shall not be entitled to any payment otherwise required hereunder after February 28, 1999.

      17.  NO MITIGATION:

      You are under no obligation to seek other employment during the Severance Period. In the event that you do become employed during the Severance Period (including self-employment), payments under this Agreement shall not be reduced by any compensation payable to you as a result of such other employment.


      18.  ENFORCEABILITY:

      In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction to be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

      19.  INDEMNIFICATION:
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                                                                           14


      Except as provided otherwise in this Agreement, Coleman shall indemnify you to the fullest extent permitted by applicable law and the existing By-Laws and Certificate of Incorporation of Coleman, against all costs, charges and expenses whatsoever ("Losses") incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your having been a director, officer or employee of the Company. If any greater indemnification rights shall be provided under any change in Coleman's By-Laws or Certificate of Incorporation, you shall be entitled to such greater rights to the same extent as other directors, officers or employees who had terminated their relationship with Coleman on or before February 28, 1997. You shall hold the Company harmless against all Losses which arise out of any claims by your spouse or any beneficiary relating to payment or benefit obligations released or waived pursuant to this Agreement.

      20.  TAXATION:

      You shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to you under this Agreement.
Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to withheld by applicable laws and regulations.

      21.  FURTHER ACKNOWLEDGMENTS:

      You agree to execute such further documents evidencing the termination of your employment by, and directorships of, the Company as may be reasonably requested by the Company, including a letter substantially in the form of Attachment A.

      22.  EXCISE TAX:

      (a) In the event that any payment or benefit received or to be received by you in connection with the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Coleman) (all such payments and benefits being hereinafter called "Total Payments") will be subject (in whole or part) to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, subject to the provisions of Section 22(b) hereof, Coleman will pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 22, will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on such date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      (b) In the event that, after giving effect to any redeterminations described in Section 22(d) hereof, a reduction in the Total Payments to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which you would be subject in respect of such Total Payments), then Section 22(a) hereof will not apply and the Total Payments will be so reduced.

      (c) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments will be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, unless in the opinion of tax counsel selected by Coleman's independent auditors and reasonably acceptable to you ("Tax Counsel"), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code,
(ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code will be treated as subject to the Excise Tax, unless in the opinion of Tax Counsel such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of
Section 280G(b)(4)(B) of the Code, in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit will be determined by Coleman's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Coleman will provide you with its calculation of the amounts referred to in this Section 22 and such supporting materials as are reasonably necessary for you to evaluate Coleman's calculations. If you dispute Coleman's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute will prevail.

      (d)  In the event that (i) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment of the Total Payments and (ii) after giving effect to such redetermination, the Total Payments are reduced pursuant to Section 22(b) hereof, you will repay to Coleman, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event, that (x) the Excise Tax is determined to
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                                                                           16

exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and
(y) after giving effect to such redetermination, the Total Payments are not reduced pursuant to Section 22(b) hereof, Coleman will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which Coleman had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by you with respect to such excess and such portion) at the time that the amount of such excess is finally determined.

      23.  NOTICES:

      You agree that you will not communicate with the Company for any reason, directly or indirectly, including, if necessary, any notice of stock option exercise, except by notice to the Company, Attention: General Counsel and all such notices shall be sent marked "Confidential", and a telefacsimile copy thereof shall be sent the same date to Robert C. Fleder, Esq., Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, 10019, (212) 757-3000.

      24.  ENTIRE AGREEMENT:

      This Agreement supersedes any and all other agreements between you and the Company and/or any other persons relating to your employment by the Company, including, but not limited to, the Employment Agreement dated as of January 1, 1996 between you and Coleman, including the First Amendment thereto dated July 1, 1996, whether written or oral, between the parties with respect to the subject matter hereof and contains all of the agreements between the parties with respect thereto. You, your spouse and beneficiaries are not eligible for any benefits from the Company including, but not limited to, severance benefits, except as specifically provided for herein.

      25.  NO ORAL MODIFICATION:

      This Agreement may not be modified or changed orally and may be modified and changed only by a written instrument executed by you and Coleman.

      26.  STATE LAW:

      This Agreement will be construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws.

      27.  RESOLUTION OF DISPUTES:

      Any disputes arising under or in connection with your employment with the Company, or this Agreement shall be resolved by binding, confidential arbitration to be held in Denver, Colorado in a confidential, closed session in accordance with the rules and procedures of the American Arbitration Association. The arbitrators may assess expenses, including reasonable attorneys' fees, to either or both parties, taking into account the circumstances of the case. Except as assessed by the arbitrator pursuant to the previous sentence, each party shall bear its own expenses, including attorneys' fees, in connection with any such dispute.

      28.  COUNTERPARTS; FACSIMILE SIGNATURES:

      This Agreement may be executed in counterparts, each of which shall be considered part of the same Agreement. Signatures to this Agreement may be supplied by telefacsimile signature, which shall be considered an original signature for purposes hereof.


                                    Very truly yours,

                                    THE COLEMAN COMPANY, INC.


                                    By:   /s/ JERRY W. LEVIN
                                          -----------------------------------
                                          Jerry W. Levin, Its Duly Authorized
                                          Acting Chief Executive Officer


Encl.
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                                                                           18


      I have read this letter Agreement and I understand all of its terms. I enter into and sign this AGREEMENT knowingly and voluntarily, with full knowledge of what it means.


                                           /s/ MICHAEL N. HAMMES
                                           ---------------------------------
                                           Michael N. Hammes